Exhibit 10.7

FORM OF EXCLUSIVITY AGREEMENT

This Exclusivity Agreement is made as of [________], 2026, by and between Janus Living, Inc., a Maryland corporation (the “Parent REIT”), Janus Living OP, LLC, a Maryland limited liability company (the “Operating Company”), Healthpeak Properties, Inc., a Maryland corporation(“Healthpeak Parent”), and Healthpeak OP, LLC, a Maryland limited liability company (“Healthpeak OP”).

WHEREAS, the Parent REIT is a publicly traded real estate investment trust that conducts substantially all of its business and holds substantially all of its assets through the Operating Company;

WHEREAS, Healthpeak Parent is a publicly traded real estate investment trust that conducts substantially all of its business and holds substantially all of its assets through the Healthpeak OP;

WHEREAS, in connection with the initial public offering of the Parent REIT (the “IPO”), the Parent REIT and the Operating Company (together, the “Company”) intend to retain Healthpeak Investment Management, LLC, a Delaware limited liability company and indirect wholly subsidiary of Healthpeak OP as of the date hereof (“Manager”), to provide management and advisory services pursuant to a management agreement (the “Management Agreement”); and

WHEREAS, in connection with the IPO and the services to be provided by Manager to the Company pursuant to the Management Agreement, Healthpeak Parent and Healthpeak OP (together, “Healthpeak”) and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.           Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a)            “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any executive officer, general partner or employee of such Person, and (iii) any member of the board of directors or managers (or similar governing body) of such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

(b)            “Agreement” means this Exclusivity Agreement, as amended, restated or supplemented from time to time.

(c)            “Company Competing Business” means the ownership, acquisition, development, redevelopment, leasing, management, operation, financing, and disposition of real estate properties primarily used for senior housing, including independent living, assisted living, memory care, active adult, life plan communities or other residential dwellings that support the aging population.

(d)           “Healthpeak Competing Business” means the ownership, acquisition, development, redevelopment, leasing, management, operation, financing, and disposition of real estate properties (i) primarily used as outpatient medical facilities, including medical office buildings, ambulatory surgery centers, specialty clinics, diagnostic facilities, or other facilities providing non-acute healthcare services outside of a hospital inpatient setting, or (ii) primarily used for laboratory, life science, research and development purposes, including properties reasonably capable of conversion to such uses or used for ancillary office purposes.

(e)            “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(f)            “Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization in which a Person has a direct or indirect ownership interest.

(g)           “Term” means the period from the date of the closing of the IPO through the date of the expiration or earlier termination of the Management Agreement, including any Transition Period (as defined in the Management Agreement).

(h)           The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, and section references are to this Agreement unless otherwise specified. The meanings given to defined terms apply equally to the singular and plural forms of such terms, and the words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2.           Exclusivity.

(a)           During the Term, Healthpeak will not, and will cause its Affiliates to not, directly or indirectly, for its own benefit or the benefit of anyone else (other than the Company or any of its Subsidiaries), engage in, sponsor, own, operate, manage, or otherwise participate in a Company Competing Business.

(b)           During the Term, the Company will not, and will cause its Affiliates to not, directly or indirectly, for its own benefit or the benefit of anyone else, engage in, sponsor, own, operate, manage, or otherwise participate in a Healthpeak Competing Business.

Section 3.           Termination. This Agreement shall automatically terminate upon the expiration or earlier termination of the Management Agreement without any further action. Following such termination, nothing in this Agreement shall be construed to limit the other party from pursuing competitive opportunities with any tenant, operator, partner, client or customer.

Section 4.           Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto, except in the case of assignment by a party to a successor (by merger, consolidation, purchase of assets, or other transaction) to such party, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as such party is bound under this Agreement.

Section 5.           No Automatic Breach. In no event shall the occurrence of a Manager Change of Control (as defined in the Management Agreement) result in a breach of this Agreement if the Company elects not to exercise its right to terminate the Management Agreement in connection therewith, and Manager’s ongoing performance under the Management Agreement following such Manager Change of Control shall not otherwise be deemed to modify or limit the rights and obligations under this Agreement.

Section 6.           Notice. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be made in accordance with the provisions set forth in the Management Agreement (to Manager on behalf of Healthpeak).

Section 7.           Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 8.           Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 9.           Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 10.         No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 11.          Governing Law; Dispute Resolution. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. Each of the parties hereby irrevocably agrees that the courts of the State of Delaware shall have exclusive jurisdiction in connection with any action or proceedings arising between the parties under this Agreement. Each of the parties irrevocably consents and submits to the jurisdiction of said courts for any such action or proceeding. Each of the parties hereby waives the defense of an inconvenient forum to the maintenance of any such action or proceeding in said courts.

Section 12.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 13.          Survival. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement. The provisions of Section 3, Section 11, Section 12, and this Section 13, and the relevant defined terms used therein, shall survive the expiration or earlier termination of this Agreement.

Section 14.          Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 15.          Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 16.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

JANUS LIVING:

JANUS LIVING OP, LLC,
a Maryland limited liability company, on behalf of itself and as Managing Member of Janus Living, Inc., a Maryland corporation

By:
Name:
Title:

HEALTHPEAK:

HEALTHPEAK OP, LLC,
a Maryland limited liability company, on behalf of itself and as Managing Member of Healthpeak Properties, Inc., a Maryland corporation

By:
Name:
Title:

[Signature Page to Exclusivity Agreement]